[LOGO]    JEFFERSON SAVINGS
          BANCORP, INC.

--------------------------------------------------------------------------------
FOR IMMEDIATE RELEASE                  FOR MORE INFORMATION
                                       Paul J. Milano
                                       Chief Financial Officer
                                       (314) 227-3000

NASDAQ Symbol: JSBA
In newspaper stock tables generally JeffSvg

                           JEFFERSON SAVINGS BANCORP
                         REPORTS THIRD QUARTER RESULTS
                         -----------------------------

ST. LOUIS, October 24, 1996...As the result of certain non-recurring charges, including a special assessment to recapitalize the Savings Association Insurance Fund ("SAIF"), Jefferson Savings Bancorp, Inc. ("Jefferson Bancorp" or "the Company"), the holding company for Jefferson Savings and Loan Association, F.A. of St. Louis and First Federal Savings Bank of North Texas, reported a third quarter after-tax loss of $2.8 million or $0.72 per share. Net income for the quarter prior to non-recurring charges was $1.9 million or $0.48 per share. This compares to net income of $1.8 million or $0.47 per share in the same period last year and represents a 4% increase in net income before non-recurring charges. Non-recurring charges, which totaled $4.7 million net of tax or $1.20 per share, consisted of a one-time special assessment to recapitalize the SAIF, which insures the Company's deposits, and a loss on the sale of mortgage-backed securities. The Company's actual net income for the first three quarters of 1996 was $771,000 or $0.19 per share and earnings for the same period prior to non-recurring charges were $5.5 million or $1.39 per share. This compares to $4.5 million or $1.14 earned in the first three quarters of last year.

The long awaited legislation to recapitalize the SAIF was signed into law by President Clinton on September 30, 1996. It provided for a one-time assessment to all financial institutions holding SAIF insured deposits. The Company's share of the assessment was $5.6 million which represents an after-tax charge to earnings of $3.5 million or $0.88 per share. In addition to the special assessment, the legislation also provided that, beginning on January 1, 1997, industry-wide SAIF premiums will be reduced resulting in an estimated reduction in the Company's federal deposit insurance premiums of approximately 60%.

          14915 Manchester Road . Ballwin, Missouri 63011 . (314) 227-3000

The Company took steps during the third quarter of 1996 to restructure its balance sheet which will enable it to take greater advantage of the strong Texas loan market. These steps consisted of the decision to sell approximately $63 million in low yielding mortgage-backed securities, which were classified as available for sale, and to use the proceeds of the sale to repay advances from the Federal Home Loan Bank. These transactions will remove marginally profitable assets from the balance sheet and free up capital which can be used to fund highly profitable loans in the Company's Texas market. As a result of the decision to sell the mortgage-backed securities, a one-time, after-tax loss of $1.3 million, or $0.32 per share, was recognized in the third quarter. This had no additional effect on stockholders' equity or book value per share as these securities had been marked to market in accordance with Statement of Financial Accounting Standards No. 115 and accordingly, the loss had already been relected as a reduction in stockholders' equity.

Notwithstanding the significant nonrecurring charges incurred during the quarter, the Company's capital position continued to strengthen. The ratio of stockholders' equity to assets increased from 7.02% at December 31, 1995 to 7.24% at September 30, 1996 and book value per share increased from $21.49 at December 31, 1995 to $21.59 at September 30, 1996. Both of the Company's thrift subsidiaries are considered "well capitalized" under Federal regulations.

The Company's Texas operations continued to contribute to loan growth and improved net interest margins. Loans receivable increased $32.0 million or 4.1% from $788.1 million at December 31, 1995 to $820.1 million at September 30, 1996. Loans originated and purchased totaled $276.8 million for the nine months ended September 30, 1996 compared to $127.7 million for the comparable period a year ago. The Texas operation contributed about 58% of this activity during 1996 compared to about 33% last year. The Company's average yield on loans receivable increased from 7.65% for the third quarter of 1995 to 8.11% for the third quarter of 1996. This increase, combined with a decrease in the Company's cost of funds, helped the Company's net interest margin improve from 2.26% for the third quarter of 1995 to 2.83% for the third quarter of 1996. Asset quality also remained strong. The ratio of net nonperforming assets to total assets at September 30, 1996 was 0.75%.

The Company continued to focus on expense control during the period. The ratios of noninterest expense to average assets prior to nonrecurring charges were 1.65% and 1.75% for the three and nine month periods ended September 30, 1996, respectively. While this represented an increase over the comparable 1995 ratios of 1.47% and 1.33% for the three and nine month periods, respectively, the 1996 ratios were still significantly below historical industry averages. The increases during 1996 were generally caused by the addition of the Company's Texas operations during the second quarter of 1995.

The Board authorized a Dividend Reinvestment and Stock Purchase Plan during the third quarter. The new plan allows the Company's stockholders to reinvest dividends in shares of the Company's common stock at a discount and to buy shares directly from the Company without paying brokerage commissions, fees or service charges.

The Company recently announced its pending acquisitions of Texas Heritage Savings Association/Banc of Rowlett, Texas ("Texas Heritage") and L & B Financial, Inc. of Sulphur Springs, Texas ("L & B Financial"). Texas Heritage has total assets of approximately $68 million with its main office in Rowlett, Texas and three branches located in Garland, Rockwall and Bedford, Texas. L & B Financial has total assets of approximately $143 million with its main office in Sulphur Springs, Texas and five branches located in Mt. Vermon, Mt. Pleasant, Daingerfield, Pittsburg and Texarkana, Texas. The Company presently has approximately $1.1 billion in assets, with 10 offices in Missouri and 12 offices in Texas.

                           Financial Tables Attached
                                      ###


                       JEFFERSON SAVINGS BANCORP, INC.
                               AND SUBSIDIARIES

              Condensed Consolidated Balance Sheets (Unaudited)
                                (In Thousands)

                                            September 30,   December 31,
Assets                                           1996            1995
------                                           ----            ----
Cash and investments (1)(2)                  $  113,491          85,801
Mortgage-backed securities, net (2)             155,578         232,883
Loans receivable, net (3)                       820,130         788,085
Excess of cost over fair value of net
 assets acquired                                 14,370          14,496
Accrued income and other assets                  24,770          21,664
                                             ----------      ----------
                                             $1,128,339       1,142,929
                                             ==========      ==========

Liabilities and Stockholders' Equity
------------------------------------
Liabilities:
  Savings deposits                           $  876,636         870,179
  Borrowed money                                143,901         174,962
  Accrued expenses and other liabilities         26,121          17,537
                                             ----------      ----------
     Total liabilities                        1,046,658       1,062,678
Stockholders' equity                             81,681          80,251
                                             ==========      ==========
                                             $1,128,339       1,142,929

            Condensed Consolidated Statements of Income (Unaudited)
                     (In Thousands, Except Per Share Data)

                                      Three Months Ended      Nine Months Ended
                                         September 30,          September 30,
                                      -------------------    -------------------
Interest and dividend income          $  20,770  $ 21,192    $ 61,436  $ 52,206
Interest expenses                        13,100    14,605      39,460    36,317
                                      ---------  --------    --------  --------
     Net interest income                  7,670     6,587      21,796    15,889
Provision for losses on loans               165        83         495       267
                                      =========  ========    ========  ========
     Net interest income after
       provision for losses on loans      7,505     6,504      21,301    15,622
                                      =========  ========    ========  ========
Noninterest income:
  Loss on mortgage-backed securities,
   net                                   (1,931)       -       (1,297)       -
  Gain on sales of loans receivable,
   net                                       79        70         300       132
  Gain on real estate                         3       353         419       531
  Other noninterest income                  399       482       1,415     1,014
                                      ---------  --------    --------  --------
     Total noninterest income            (1,450)      905         837     1,677
                                      =========  ========    ========  ========
Noninterest expense:
  General and administrative              4,370     4,202      14,059     9,862
  SAIF special assessment                 5,599        -        5,599        -
  Amortization of excess cost over fair
    value of net assets required            261       252         761       252
                                      =========  ========    ========  ========
     Total noninterest expense           10,230     4,454      20,419    10,114
                                      =========  ========    ========  ========
     Income (loss) before income taxes   (4,175)    2,955       1,719     7,185
Income tax expense (benefit)             (1,338)    1,121         949     2,643
                                      ---------  --------    --------  --------
     Net income (loss)                $  (2,837)    1,834         770     4,542
                                      ---------  --------    --------  --------
Earnings (loss) per share             $   (0.72)     0.47        0.19      1.14
                                      =========  ========    ========  ========

(1) Includes stock in Federal Home Loan Bank.
(2) Includes securities available for sale.
(3) Includes loans held for sale.


                        JEFFERSON SAVINGS BANCORP, INC.
                               AND SUBSIDIARIES

                           Selected Financial Ratios

                                         Three Months Ended    Nine Months Ended
                                             September 30,        September 30,
                                         ------------------    -----------------
                                           1996       1995      1996       1995
                                         ------       -----    -----       -----
Earnings (loss) per share                  ($0.72)    $0.47     $0.19      $1.14
Return on average equity (1)               (13.74%)    9.40%     1.26%      7.95%
Return on average assets (1)                (1.01%)    0.60%     0.09%      0.60%
Net interest margin (1)                      2.83%     2.26%     2.67%      2.16%
Noninterest expense to average assets (1)    3.64%     1.47%     2.42%      1.33%
Amounts excluding nonrecurring
   charges (2):
   Earnings per share                       $0.48     $0.47     $1.39      $1.14
   Return on average equity (1)             9.24%     9.40%     9.00%      7.95%
   Return on average assets (1)             0.68%     0.60%     0.65%      0.60%
   Noninterest expense to average
     assets (1)                             1.65%     1.47%     1.75%      1.33%


                                                      At         At
                                               September 30,  December 31,
                                                     1996       1995
                                                     ----       ----
Book value per share                                $21.59     $21.49
Stockholders' equity to total assets                 7.24%      7.02%
Allowance for loan losses, in thousands             $5,573     $5,096
Allowance for loan losses to net loans               0.68%      0.65%
Nonaccruing loans to net loans                       0.33%      0.31%
Nonperforming assets, net to total assets            0.75%      0.59%

(1) Ratios for interim periods have been annualized.
(2) Nonrecurring charges consist of $3.5 million SAIF special assessment, net of tax and $1.3 million write-down on mortgage-backed securities, net of tax.